November 24, 2006

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Dear Sir or Madam:

We have read the statements about our firm included under Item 4.01 in the current report on Form 8-K, dated November 24, 2006, of Golden Spirit Enterprises Ltd. Filed with the Securities and Exchange commission and are in agreement with the statements contained therein.

Yours truly,

/s/ DMCL

DALE MATHESON CARR-HILTON LABONTE LLP

CHARTERED ACCOUNTANTS